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                                                       Exhibit 23.1


The Board of Directors
BiznessOnline.com, Inc.

We consent to incorporation by reference in the registration statements (No. 333-73067 and 333-89167) of BiznessOnline.com, Inc. of our report dated March 14, 2001, relating to the consolidated balance sheets of BiznessOnline.com, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2000 and the period from July 1, 1998 (date of inception) through December 31, 1998, which report appears in the December 31, 2000 annual report on Form 10-K of BiznessOnline.com, Inc.

KPMG LLP

/s/ KPMG LLP

Providence, Rhode Island
April 2, 2001